EXHIBIT 99.1

SJW GROUP ANNOUNCES 2017 THIRD QUARTER FINANCIAL RESULTS

SAN JOSE, CA, October 25, 2017 – SJW Group (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2017. SJW Group net income was $19.5 million for the quarter ended September 30, 2017, compared to $19.0 million for the same period in 2016. Diluted earnings per share were $0.94 and $0.92 for the quarters ended September 30, 2017 and 2016, respectively.

Operating revenue was $124.6 million for the quarter ended September 30, 2017 compared to $112.3 million in the same period in 2016. The $12.3 million increase in revenue was primarily attributable to $10.6 million in cumulative rate increases and $4.5 million in higher customer usage. These increases were partially offset by $2.6 million in lower revenue recorded in our Water Conservation Memorandum Account ("WCMA").

Water production expenses for the third quarter of 2017 were $53.0 million compared to $45.0 million for the same period in 2016, an increase of $8.0 million. The increase in water production expenses was attributable to $4.3 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $4.0 million in higher customer water usage, which were partially offset by $339,000 due to an increase in the use of available surface water supplies. Operating expenses, excluding water production costs, increased $2.4 million to $33.4 million from $31.0 million. The increase was primarily due to $1.0 million of higher administrative and general expenses, $946,000 of higher depreciation expenses due to assets placed in service in 2016, and $398,000 in higher maintenance and property taxes and other non-income taxes.

The effective consolidated income tax rates were 41% and 40% for the quarters ended September 30, 2017 and 2016, respectively.

Year-to-date net income was $41.9 million, compared to $39.1 million in 2016. Diluted earnings per share were $2.03 in the first nine months of 2017, compared to $1.90 per diluted share for the same period in 2016.

Year-to-date operating revenue increased by $35.3 million to $295.7 million from $260.4 million in the first nine months of 2017. The increase was attributable to $34.2 million in cumulative rate increases, $6.1 million in higher customer usage, $2.6 million in higher revenue recorded in our WCMA, and a $1.3 million change in the net recognition of certain other balancing and memorandum accounts. These increases were partially offset by $8.8 million in true-up revenue recognized as a part of our 2016 California General Rate Case decision in the prior year.

Year-to-date water production expenses increased to $117.6 million from $93.3 million in 2016. The $24.3 million increase was attributable to $13.4 million in higher per unit costs for purchased water, groundwater extraction and energy charges, $6.0 million in higher expenses due to a decrease in the use of available surface water supplies, and $4.8 million in higher customer water usage. Operating expenses, excluding water production costs, increased $7.9 million to $98.3 million from $90.4 million. The increase was primarily due to $3.8 million in higher administrative and general expenses, $2.7 million of higher depreciation expenses, and $1.4 million in higher maintenance and property taxes and other non-income taxes. The increase in administrative and general expenses was primarily due to an increase in salaries and an increase in regulatory fees due to higher usage.

Other expense and income in the first nine months of 2017 included a pre-tax gain of $6.3 million on the sale of 444 West Santa Clara Street Limited Partnership's interests in the commercial building and land the partnership owned and sale of undeveloped land which SJW Land Company owned for a pre-tax gain of $580,000. Other expense and income in the first nine months of 2016 included a pre-tax gain on the sale of 159,151 shares of California Water Service Group stock for $3.2 million.

The effective consolidated income tax rates were 39% and 40% for the nine-month periods ended September 30, 2017 and 2016, respectively.

The Directors of SJW Group today declared a quarterly dividend on common stock of $0.2175 per share. The dividend is payable on December 1, 2017 to stockholders of record on November 6, 2017.

SJW Group is a publicly traded holding company headquartered in San Jose, California. SJW Group is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including, but not limited to, statements relating to SJW Group's plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group's most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
OPERATING REVENUE	$124,578	112,344	$295,696	260,400
OPERATING EXPENSE:
Production Expenses:
Purchased water	30,833	28,681	66,938	52,863
Power	2,500	2,141	5,491	4,992
Groundwater extraction charges	15,756	10,867	34,098	25,627
Other production expenses	3,874	3,311	11,040	9,815
Total production expenses	52,963	45,000	117,567	93,297
Administrative and general	13,477	12,449	39,494	35,690
Maintenance	4,374	4,217	12,293	12,082
Property taxes and other non-income taxes	3,454	3,213	10,260	9,115
Depreciation and amortization	12,065	11,119	36,217	33,489
Total operating expense	86,333	75,998	215,831	183,673
OPERATING INCOME	38,245	36,346	79,865	76,727
OTHER (EXPENSE) INCOME:
Interest expense	(5,541)	(5,426)	(17,354)	(16,330)
Gain on sale of California Water Service Group stock	—	—	—	3,197
Gain on sale of real estate investment	—	124	6,903	124
Other, net	359	427	1,436	939
Income before income taxes	33,063	31,471	70,850	64,657
Provision for income taxes	13,523	12,512	27,055	25,545
NET INCOME BEFORE NONCONTROLLING INTEREST	19,540	18,959	43,795	39,112
Less net income attributable to the noncontrolling interest	—	—	1,896	—
SJW GROUP NET INCOME	19,540	18,959	41,899	39,112
Other comprehensive income, net	80	(169)	252	848
Reclassification adjustment for gain realized on sale of investments, net	—	—	—	(1,742)
SJW GROUP COMPREHENSIVE INCOME	$19,620	18,790	$42,151	38,218

SJW GROUP EARNINGS PER SHARE:
Basic	$0.95	0.93	$2.04	1.91
Diluted	$0.94	0.92	$2.03	1.90
DIVIDENDS PER SHARE	$0.22	0.20	$0.65	0.61
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,516	20,452	20,502	20,434
Diluted	20,697	20,602	20,675	20,581

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2017	December 31, 2016
ASSETS
Utility plant:
Land	$18,237	17,923
Depreciable plant and equipment	1,614,139	1,554,016
Construction in progress	111,935	70,453
Intangible assets	25,164	23,989
Total utility plant	1,769,475	1,666,381
Less accumulated depreciation and amortization	542,890	520,018
Net utility plant	1,226,585	1,146,363

Real estate investments	56,224	62,193
Less accumulated depreciation and amortization	10,844	11,734
Net real estate investments	45,380	50,459
CURRENT ASSETS:
Cash and cash equivalents	7,569	6,349
Restricted cash	—	19,001
Accounts receivable and accrued unbilled utility revenue	62,961	53,795
Current regulatory assets, net	11,368	16,064
Other current assets	5,223	4,402
Total current assets	87,121	99,611
OTHER ASSETS:
Investment in California Water Service Group	3,815	3,390
Regulatory assets, net	140,911	135,709
Other	7,758	7,844
	152,484	146,943
	$1,511,570	1,443,376

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2017	December 31, 2016
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$21	21
Additional paid-in capital	83,856	81,715
Retained earnings	366,818	338,386
Accumulated other comprehensive income	1,776	1,524
Total stockholders’ equity	452,471	421,646
Long-term debt, less current portion	431,009	433,335
Total capitalization	883,480	854,981
CURRENT LIABILITIES:
Line of credit	13,000	14,200
Accrued groundwater extraction charge, purchased water and purchased power	21,696	10,846
Accounts payable	30,658	18,739
Accrued interest	7,247	6,309
Accrued payroll	3,695	4,696
Accrued property taxes and other non-income taxes	3,635	1,681
Non-refundable deposit	3,000	—
Other current liabilities	10,487	7,102
Total current liabilities	93,418	63,573

DEFERRED INCOME TAXES	206,343	205,203
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	241,944	236,391
POSTRETIREMENT BENEFIT PLANS	73,532	70,177
OTHER NONCURRENT LIABILITIES	12,853	13,051
	$1,511,570	1,443,376